FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES TWO-FOR-ONE STOCK SPLIT

RACINE, WISCONSIN—October 23, 2007—Twin Disc, Inc. (NASDAQ: TWIN), today announced that its Board of Directors has authorized a two-for-one stock split of the Company’s outstanding common stock. Record holders of Twin Disc’s common stock at the close of business on December 10, 2007, will receive one additional share of common stock for every share of Twin Disc common stock owned as of that date. The Company anticipates that the additional shares resulting from the split will be issued in book-entry form on the distribution date of December 31, 2007. The Company’s common stock will begin trading at its post-split price at the beginning of trading on January 2, 2008.

The two-for-one split will increase the number of Twin Disc’s outstanding shares of common stock from approximately 5.7 million to 11.4 million. Accordingly, pursuant to Wisconsin statutes, the Board of Directors has adopted an amendment to the Company’s articles of incorporation increasing the number of authorized shares of common stock from 15 million to 30 million.

Michael E. Batten, Twin Disc’s Chairman, President and Chief Executive, said: “As a result of our continued financial growth the Board of Directors decided to increase the number of common shares outstanding to improve the stock’s liquidity and make the stock more affordable to individual investors. Recently the Company has announced two separate 200,000 share repurchase programs, raised the quarterly cash dividend 27 percent to $0.14 per share, and been included in the Russell 2000 index. We are pleased with the financial growth the Company has experienced over the past three years and continue to focus on enhancing our shareholders’ value.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.